Exhibit 99.1

Anika Reports Second Quarter 2016 Financial Results

Total Revenue Increases 16% Year-over-Year

BEDFORD, Mass.--(BUSINESS WIRE)--July 27, 2016--Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated orthopedic medicines company specializing in therapeutics based on its proprietary hyaluronic acid (“HA”) technology, today reported financial results for the second quarter ended June 30, 2016, along with business progress in the period.

“We continued our strong momentum in the second quarter, with total revenue growth of 16% year- over-year for the quarter,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “MONOVISC end user demand remained strong, we achieved important milestones in our global expansion with the launch of CINGAL in Canada and Europe, and we continued to advance our deep and differentiated pipeline. We are well-positioned to drive future growth and create significant near- and long-term value for patients and shareholders.”

Second Quarter Financial Results

  Total revenue for the second quarter of 2016 increased 16% to $26.6 million, compared to $22.9 million for the second quarter of 2015.
  Worldwide Orthobiologics revenue grew 21% year-over-year in the second quarter of 2016. ORTHOVISC and MONOVISC, our lead viscosupplementation products in the Orthobiologics franchise, continued to be the main revenue driver.
  International Orthobiologics revenue grew 36% year-over-year in the second quarter of 2016 as a result of our global commercial expansion efforts. Domestically, ORTHOVISC maintained its position as the leading multiple-injection product. MONOVISC continued to hold the number two position in the single-injection segment.
  Total operating expenses for the second quarter of 2016 were $13.1 million, compared to $10.5 million for the second quarter of 2015.
  Net income for the second quarter of 2016 increased $0.8 million to $8.6 million, or $0.57 per diluted share, compared to $7.8 million, or $0.51 per diluted share, for the second quarter of 2015.

Recent Business Highlights

The Company made key commercial, operational, pipeline, and financial advancements, including:

  Commercially launching CINGAL, the Company’s third generation viscosupplement, in Europe and Canada to treat pain associated with osteoarthritis.
  Advancing its product pipeline with continued progress on the FastTRACK Phase III HYALOFAST Study, as well as the Phase III MONOVISC study for the treatment of osteoarthritis pain in the hip.
  Submitting and obtaining approval of an investigational device exemption to conduct a Phase III clinical trial for the treatment of pain associated with lateral epicondylosis, or tennis elbow. The study plans to enroll 185 patients across approximately 20 investigational sites in the U.S. and Europe beginning in the fourth quarter of 2016.
  Continuing to execute the Company’s $25 million accelerated share repurchase program, with completion expected in August 2016.
  Progressing with the full integration of the Company’s global manufacturing operations under one roof in Anika’s Bedford, Mass. global headquarters.

Conference Call Information

Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights tomorrow, Thursday, July 28th at 9:00 am ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated orthopedic medicines company based in Bedford, Mass. Anika is committed to improving the lives of patients with degenerative orthopedic diseases and traumatic conditions by providing clinically meaningful therapeutic pain management solutions along the continuum of care, from palliative care to regenerative medicine. The Company has over two decades of expertise developing, manufacturing and commercializing more than 20 products, in markets across the globe, based on its proprietary hyaluronic acid (HA) technology. Anika’s orthopedic medicine portfolio is comprised of marketed (ORTHOVISC® and MONOVISC®) and pipeline (CINGAL® and HYALOFAST® in the U.S.) products to alleviate pain and restore joint function by replenishing depleted HA and aiding cartilage repair and regeneration. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements

The statements made in the third and fourth bullet points in the section captioned “Recent Business Highlights” of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s advancement of its pipeline, the Company’s enrollment plans for its lateral epicondylosis clinical trial, and the expected timeline for completion of the Company’s accelerated share repurchase program. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (x) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Product revenue	$26,575	$22,898	$48,853	$38,413
Licensing, milestone and contract revenue	6	6	11	11
Total revenue	26,581	22,904	48,864	38,424

Operating expenses:
Cost of product revenue	6,065	5,275	11,490	9,588
Research & development	2,792	1,812	4,951	3,910
Selling, general & administrative	4,255	3,388	8,245	6,993
Total operating expenses	13,112	10,475	24,686	20,491
Income from operations	13,469	12,429	24,178	17,933
Interest income, net	49	24	121	48
Income before income taxes	13,518	12,453	24,299	17,981
Provision for income taxes	4,903	4,634	8,789	6,646
Net income	$8,615	$7,819	$15,510	$11,335

Basic net income per share:
Net income	$0.59	$0.52	$1.05	$0.76
Basic weighted average common shares outstanding	14,679	14,961	14,778	14,934
Diluted net income per share:
Net income	$0.57	$0.51	$1.02	$0.74
Diluted weighted average common shares outstanding	15,111	15,336	15,210	15,332

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data and per share data)
(unaudited)

	June 30,	December 31,
ASSETS	2016	2015
Current assets:
Cash and cash equivalents	$89,125	$110,707
Investments	22,500	27,751
Accounts receivable, net of reserves of $220 and $167 at June 30, 2016 and December 31, 2015, respectively	24,597	21,652
Inventories	17,264	14,938
Prepaid expenses and other current assets	1,158	1,385
Total current assets	154,644	176,433
Property and equipment, net	49,198	40,108
Long-term deposits and other	69	69
Intangible assets, net	11,259	11,656
Goodwill	7,568	7,482
Total Assets	$222,738	$235,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,294	$8,302
Accrued expenses and other current liabilities	6,638	4,778
Income taxes payable	591	4,198
Total current liabilities	10,523	17,278
Other long-term liabilities	1,173	781
Long-term deferred revenue	56	66
Deferred tax liability	6,570	6,775
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	-	-
Common stock, $.01 par value; 60,000,000 and 30,000,000 shares authorized, 14,777,663 and 15,036,808 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	148	150
Additional paid-in-capital	59,506	81,685
Accumulated other comprehensive loss	(6,410)	(6,649)
Retained earnings	151,172	135,662
Total stockholders’ equity	204,416	210,848
Total Liabilities and Stockholders’ Equity	$222,738	$235,748

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2016	%	2015	%	2016	%	2015	%
Orthobiologics	$23,304	88%	$19,283	84%	$42,891	88%	$31,255	81%
Surgical	1,433	5%	1,647	7%	2,751	5%	3,037	8%
Dermal	582	2%	303	1%	963	2%	719	2%
Other	1,256	5%	1,665	8%	2,248	5%	3,402	9%
Product Revenue	$26,575	100%	$22,898	100%	$48,853	100%	$38,413	100%

Product Gross Profit	$20,510		$17,623		$37,363		$28,825
Product Gross Margin	77%		77%		77%		75%

Product Revenue by Geographic Region
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2016	%	2015	%	2016	%	2015	%
Geographic Location:
United States	$21,895	82%	$19,218	84%	$39,906	82%	$31,809	83%
Europe	2,971	11%	2,325	10%	5,531	11%	4,306	11%
Other	1,709	7%	1,355	6%	3,416	7%	2,298	6%
Product Revenue	$26,575	100%	$22,898	100%	$48,853	100%	$38,413	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO
or
Sylvia Cheung, CFO
781-457-9000